Exhibit 99.2

Neuronetics Reports Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

MALVERN, Pa., July 17, 2020 (GLOBE NEWSWIRE) – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on improving the lives of patients who suffer from psychiatric disorders, announced that, in connection with the hiring of Keith J. Sullivan as the company’s President and Chief Executive Officer on July 14, 2020, the company’s Board of Directors authorized the grant to Mr. Sullivan of the following long term equity incentive grants as an inducement material to him accepting employment with the company, each of which was made outside of Neuronetics’ 2018 Equity Incentive Plan in accordance with Nasdaq Listing Rule 5635(c)(4) with vesting subject to Mr. Sullivan’s continued employment with the company on the relevant vesting date:

•	500,000 restricted stock units, 25% of which will vest annually. Each vested restricted stock unit will be settled in one share of the company’s common stock;

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500,000 performance restricted stock units (“PRSUs”), which will vest based on appreciation of the company’s common stock price, measured using a trailing 30-day volume weighted average price of a share of the company’s common stock. Each vested performance restricted stock unit will be settled in one share of the company’s common stock; and

•	1,000,000 non-qualified stock options, with an exercise price of $1.98, 25% of which will vest on July 14, 2021, and 1/48th of which will vest monthly thereafter.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance. Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company’s expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Gina Kent

Vault Communications

610-455-2763

gkent@vaultcommunications.com

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